Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ALJ REGIONAL HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ALJ REGIONAL HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation is ALJ Regional Holdings, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was Nuparent, Inc., and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was June 22, 1999. A Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on February 24, 2000 under its previous name, YouthStream Media Networks, Inc. A Certificate of Designation of Series A Preferred Stock, and a Certificate of Correction to such Certificate of Designation for this Corporation were filed with the Secretary of State of the State of Delaware on January 21, 2003 and January 20, 2004, respectively, under the name YouthStream Media Networks, Inc. A Certificate of Ownership and Merger of this Corporation was filed with the Secretary of State of the State of Delaware on October 23, 2006, under the name YouthStream Media Networks, Inc., which effected the change of the Corporation’s name to ALJ Regional Holdings, Inc.

SECOND. The provisions set forth in Article VII regarding election of directors were originally adopted by the corporation on February 24, 2000 and are not amended pursuant to this Restated Certificate of Incorporation. The provisions of Paragraph A of Article VII shall not reduce the term of any director in office as of the date hereof who was duly elected by the Stockholders in accordance with the Corporation’s Restated Certificate of Incorporation as in effect prior to the date hereof and bylaws. Notwithstanding the foregoing, the names of the initial directors of the Corporation have been omitted from Article VII of this Restated Certificate of Incorporation, as their successors were duly elected in accordance with the terms of the Restated Certificate of Incorporation.

THIRD. This Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the Corporation in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation amends and restates the provisions of the Restated Certificate of Incorporation of this Corporation as filed with the Secretary of State of the State of Delaware on February 24, 2000.

FOURTH. The Restated Certificate of Incorporation of this Corporation shall be amended and restated in its entirety as set forth in Exhibit A attached hereto.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 16th day of June, 2009.

ALJ REGIONAL HOLDINGS, INC.

By:	/s/ John Scheel
Name:	John Scheel
Title:	President & Chief Executive Officer

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALJ REGIONAL HOLDINGS, INC.

ARTICLE I

The name of the corporation is ALJ Regional Holdings, Inc. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE III

The registered office of the Corporation in the State of Delaware is to be located at 615 South DuPont Highway, Dover, Kent County, DE 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

ARTICLE IV

The duration of the corporation is to be perpetual.

ARTICLE V

The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares of capital stock the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be common stock, $0.01 par value per share (the “Common Stock”), and Five Million (5,000,000) shares shall be preferred stock, $0.01 par value per share (the “Preferred Stock”), of which One Million (1,000,000) shares shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”) and Five Hundred Fifty Thousand (550,000) shares shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”). The Board of Directors may authorize, without further stockholder approval, the issuance from time to time of the preferred stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations, or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution. Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

A.

The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Section A of Article V.

(1) Certain Definitions. For purposes of this Section A of Article V, the following terms shall have the following meanings:

(a) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

(b) “Change of Control” means (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not include the holder of a majority of the shares of Series A Preferred Stock then outstanding or any person controlling, controlled by, or under common control with such holder (“Affiliate”); or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that a “person” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), that does not include the holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such holder, owns more than 50% of the total voting power entitled to vote in the election of directors.

(c) “Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(d) “Redemption Date” as to any share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Purchase Price of such share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

(2) Dividend Provisions. The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of any funds legally available for that purpose, cumulative preferential dividends in cash at the rate of 4% a year on the Face Amount (as defined in Section A(3)(a) of this Article V below), and no more, payable quarterly on the first day of each July, October, January and April in each year (each such date being called a “Dividend Payment Date”), beginning with the first such date following the issuance of the shares. Dividends on the Series A Preferred Stock shall be cumulative from the date of issue (whether or not declared and whether or not in any dividend period or dividend periods there shall be net profits or net assets of the Corporation legally available for the payment of those dividends) from the date of issue. Accumulated and unpaid dividends on the Series A Preferred Stock shall not bear interest.

(3) Liquidation Preference.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, for each such share of Series A Preferred Stock, cash in an amount (the “Face Amount”) equal to the sum of $4.00 plus an amount equal to all accumulated and unpaid dividends per share (whether or not earned or declared) for all dividend periods (including a prorated quarterly dividend from the last preceding Dividend Payment Date to the date of final distribution on those shares of Series A Preferred Stock) before any payment or distribution shall be made on the preferred stock, the common stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation.

(b) If the Corporation’s assets available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which holders of Series A Preferred Stock are entitled pursuant to this Section A(3) of Article V, no such distribution shall be made on account of any shares of any other class of stock or series of preferred stock ranking on a parity with the shares of Series A Preferred Stock unless the distribution is made pro rata, so that the ratio of the amount distributed per share on the Series A Preferred Stock to the amount distributed per share on such other class or series shall be the same as the ratio of the amount of the liquidation preference per share of the Series A Preferred Stock to the amount of the liquidation preference per share of such other class or series.

(c) After the payment in cash to the holders of shares of Series A Preferred Stock of the full preferential amounts set forth above, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) Redemption.

(a) Mandatory Redemption. The Corporation shall redeem all of the Series A Preferred Stock (or such lesser number then outstanding) on December 31, 2010 (the “Mandatory Redemption Date”), at a price per share equal to the Face Amount thereof (plus all accrued and unpaid dividends thereon). “Purchase Price” shall mean the purchase price described in this Section A(4)(a) of Article V for redemptions pursuant to this Section and the purchase price described in Section A(4)(i) of this Article V for redemptions pursuant to such Section.

(b) Redemption Payments. Except as otherwise provided in Section A(4)(i) of this Article V, for each share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) an amount in cash equal to the Purchase Price of such share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of shares on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of the shares to be redeemed based upon the aggregate Purchase Price of such shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(c) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series A Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

(d) Determination of the Number of Each Holder’s Shares to be Redeemed. The number of shares of Series A Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares then held by such holder and the denominator of which shall be the total number of shares then outstanding.

(e) Dividends After Redemption Date. No share shall be entitled to any dividends accruing after the date on which the Purchase Price of such share (plus all accrued and unpaid dividends thereon) is paid to the holder of such share. On such date, all rights of the holder of such share shall cease, and such share shall no longer be deemed to be issued and outstanding.

(f) Redeemed or Otherwise Acquired Shares. Any shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(g) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series A Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares owned by each such holder.

(h) Payment of Accrued Dividends. The Corporation may not redeem any Series A Preferred Stock, unless all dividends accrued on the outstanding Series A Preferred Stock through the immediately preceding Dividend Payment Date have been declared and paid in full.

(i) Change of Control Redemptions.

(i) If a Change of Control has occurred or the Corporation obtains knowledge that a Change of Control is proposed to occur, the Corporation shall give prompt written notice of such Change of Control describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Change of Control, and the Corporation shall give each holder of Series A Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Series A Preferred Stock may require the Corporation to redeem all or any portion of the Series A Preferred Stock owned by such holder or holders at a price per share equal to the Face Amount thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (A) 21 days after receipt of the Corporation’s notice and (B) five days prior to the consummation of the Change of Control (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (X) the Expiration Date or (Y) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred Stock owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares specified therein on the later of (A) the occurrence of the Change of Control or (B) five days after the Corporation’s receipt of such election(s). If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred Stock may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

(ii) Redemptions made pursuant to this Section A(4)(i) of Article V shall not relieve the Corporation of its obligation to redeem Series A Preferred Stock on the Mandatory Redemption Date pursuant to Section A(4)(a) of this Article V above.

(5) Voting Rights. Holders of shares of Series A Preferred Stock shall not be entitled to vote on any matter, except as otherwise required by law or as expressly provided in this resolution. With respect to any matter on which the holders of shares of Series A Preferred Stock shall be entitled to vote, holders of shares of Series A Preferred Stock shall be entitled to one vote for each share held.

(6) Protective Provisions. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly, by amendment to the Certificate of Incorporation, by resolution of the board of directors, by consolidation of the Corporation with, or merger of the Corporation into, another corporation, or in any other manner, without the consent of the holders of two-thirds of the then-outstanding shares of Series A Preferred Stock, either given by vote in person or by proxy at a meeting called for that purpose or given in writing:

(a) authorize, or increase the authorized amount of, any class or series of stock having preference or priority over the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation;

(b) alter any provision of the Series A Preferred Stock; or

(c) increase the authorized number of shares of Series A Preferred Stock or authorize, or increase the authorized amount of, any class or series of stock ranking as to dividends or the distribution of assets upon liquidation on a parity with the Series A Preferred Stock; or

(d) redeem, purchase or otherwise acquire directly or indirectly any class or series of stock ranking as to dividends or the distribution of assets upon liquidation junior to shares of Series A Preferred Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any shares of such class or series.

Notwithstanding anything to the contrary contained in this Section A(6) of Article V, the board of directors from time to time, without a vote of the holders of shares of Series A of Preferred Stock, may decrease the number of shares constituting the Series A Preferred Stock, but not below such number of shares of Series A Preferred Stock as are actually outstanding at any such time.

(7) Priority of Stock. For purposes of this Section A of Article V, any stock of any class or series of the Corporation shall be deemed to rank:

(a) prior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of that stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

(b) on a parity with shares of Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the Series A Preferred Stock, if the holders of that stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of that stock and the holders of shares of Series A Preferred Stock; and

(c) junior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding-up of the Corporation, as the case may be, in preference or priority to the holders of shares of that stock.

(8) Events of Noncompliance.

(a) An “Event of Noncompliance” shall have occurred if:

(i) the Corporation fails to make any redemption payment with respect to the Series A Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(ii) if the Corporation breaches any representation, warranty or covenant contained in the Restructuring Agreement dated as of January 20, 2003 by and among, the Corporation, the initial holders of Series A Preferred Stock and the other parties thereto or in any writing furnished by the Corporation to any holder of Series A Preferred Stock pursuant to the Restructuring Agreement;

(iii) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any

Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary, or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (A) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

(iv) a judgment in excess of $1.0 million is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full;

(v) the Corporation or any Subsidiary defaults in the performance of any obligation if the effect of such default is to cause an amount exceeding $1.0 million to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding $1.0 million to become due prior to its stated maturity; or

(vi) the Corporation or its successors fails to redeem all outstanding shares of Series A Preferred Stock (and/or fails to pay in full all accumulated but unpaid dividends on any and all outstanding shares of Series A Preferred Stock), whether or not such redemption or payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, within 5 business days following a Change of Control or on the Mandatory Redemption Date.

(b) Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance has occurred and continues for a period of 30 days or any other Event of Noncompliance has occurred and is continuing, the dividend rate on the Series A Preferred Stock shall increase immediately by an increment of 1 percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of 1 percentage point(s) (but in no event shall the dividend rate exceed 10%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(ii) If an Event of Noncompliance has occurred and is continuing (other than an Event of Noncompliance pursuant to Section 6(a)(iii) above), the holder or holders of a majority of the Series A Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred Stock owned by such holder or holders at a price per share equal to the Face Amount thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred Stock by giving written notice thereof to the Corporation within 7 days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption.

(iii) If an Event of Noncompliance of the type described in Section 6(a)(iii) above has occurred, all of the Series A Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series A Preferred Stock) at a price per share equal to the Face Amount thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Series A Preferred Stock upon the occurrence of such Event of Noncompliance.

(iv) If any Event of Noncompliance has occurred and is continuing, the number of directors constituting the Corporation’s board of directors shall, at the request of the holders of a majority of the Series A Preferred Stock then outstanding, be increased by such number which shall constitute a minimum majority of the Board of Directors, and the holders of Series A Preferred Stock shall have the special right, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Series A Preferred Stock to elect members of the Board of Directors may be exercised at the special meeting called pursuant to this Section 6(b)(iv), at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

At any time when such special right has vested in the holders of Series A Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder of at least 10% of the Series A Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Series A Preferred Stock then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at the Corporation’s principal office, or at such other place designated by the holders of at least 10% of the Series A Preferred Stock then outstanding. Any holder of Series A Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this subparagraph.

At any meeting or at any adjournment thereof at which the holders of Series A Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Series A Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

Any director so elected by the holders of Series A Preferred Stock shall continue to serve as a director until the expiration of the lesser of (A) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (B) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation shall decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

(v) If any Event of Noncompliance exists, each holder of Series A Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(9) Miscellaneous.

(a) Sinking Fund. The shares of Series A Preferred Stock shall not be entitled to the benefit of any sinking fund.

(b) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

(c) Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(d) Notices. Except as otherwise expressly provided hereunder, all notices referred to this Section A of Article V shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder.

B.

The rights, preferences, privileges, and restrictions granted to and imposed on the Series B Preferred Stock are as set forth below in this Section B of Article V.

(1) Certain Definitions. For purposes of this Section B of Article V, the following terms shall have the following meanings:

(a) “junior stock” (i) as used in Section B(3) of this Article V, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority as to dividends and (ii) as used in Section B(4) of this Article V, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority in any liquidation, dissolution or winding up of the Corporation.

(b) “parity stock” (i) as used in Section B(3) of this Article V, shall mean any class or series of capital stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section B(4) of this Article V, shall mean any class or series of capital stock of the Corporation ranking pari passu with the Series B Preferred Stock in any liquidation, dissolution or winding up.

(2) Dividend Provisions.

(a) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, each holder of one one-hundredth (1/100) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (A) $0.01 or (B) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock. In the event that the Corporation shall at any time after May 11, 2009 (the “Rights Declaration Date”)

(x) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (y) subdivide outstanding shares of Common Stock or (z) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event under clause (i)(B) or clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on Units of Series B Preferred Stock as provided in Section B(2)(a) of this Article V above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise).

(c) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of a Unit of Series B Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series B Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series B Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(3) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on Units of Series B Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii) declare or pay dividends on, or make any other distributions on, any shares of parity stock, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

(iv) redeem or purchase or otherwise acquire for consideration any Units of Series B Preferred Stock, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units and shares of parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation, unless the Corporation could, under Section B(3)(a) of this Article V, purchase or otherwise acquire such shares at such time and in such manner.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series B Preferred Stock shall have received, subject to adjustment as hereinafter provided in Section B(3)(b) of this Article V, the greater of either (A) $1.00 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (B) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(b) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(B) of Section B(3)(a) of this Article V shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(5) Redemption. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall not be redeemable.

(6) Voting Rights. The holders of Units of Series B Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation or as required by law, the holders of Units of Series B Preferred Stock and the holders of shares of Common Stock and any other stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(7) Reacquired Shares. Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(8) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(9) Priority of Stock. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

(10) Fractional Shares. The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder’s Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

(11) Amendment. At any time when any Units of Series B Preferred Stock are outstanding, the certificate of incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Preferred Stock, voting separately as a class.

ARTICLE VI

Action required or permitted to be taken at a meeting of the stockholders of the Corporation may not be taken by consent or consents in writing in lieu of meeting. The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, amend or repeal this Article VI. The stockholders of the Corporation may not otherwise amend or repeal this Article VI.

ARTICLE VII

A.

The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors (which shall not be fewer than three, unless otherwise determined by the Board of Directors) constituting the whole board permits, with the term of office of one class expiring each year. At the next election of directors, the director of the first class shall be selected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes to make all classes as nearly equal in number as possible, and the Board of Directors shall decide which class shall contain an unequal number of directors.

B.

General. Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders or special meeting of stockholders called by the Board of Directors for the purpose of electing directors. Nominations may be made only (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section B of Article VII. Such nominations, other than those made by or at direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not fewer than 50 days or more than 80 days prior to the scheduled date of the stockholders’ meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that, if fewer than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (x) the day on which such notice of the date of the meeting was mailed or (y) the day on which such public disclosure was made.

Notice. A stockholder’s notice to the secretary shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation beneficially owned by such person on the date of such stockholder’s notice and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities & Exchange Act of 1934 or any successor statute (the “Exchange Act”), including, without limitation, such person’s written consent to be in a named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder given notice, (i) the name and address, as such information appears on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Corporation beneficially owned by such stockholder and each other Stockholder known by such stockholder to be supporting such nominee(s) on the date of such stockholder notice and (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (c) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

Determinations. No person shall be eligible for election as a director of the Corporation, unless nominated in accordance with the procedures set forth in this Section B. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section B, and, if the chairman of the meeting should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

C.

The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, amend or repeal this Article VII. The stockholders of the Corporation may not otherwise amend or repeal this Article VII.

ARTICLE VIII

A.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided that this Article VIII shall not eliminate or limit the liability or a director (1) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which such director derived an improper personal benefit, in respect of which such breach of fiduciary duty occurred. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

B.

Right of Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (a) is or was a director or officer of the Corporation or (b) is or was serving at the request of the Corporation a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section B(2) of this Article VIII, the Corporation shall indemnify any such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation law requires, the payment of such expenses incurred by a director or officer in his or her capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Right of Claimant to Bring Suit. If a claim under Section B(1) of this Article VIII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also ·the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Expenses as a Witness. To the extent any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he shall be indemnified against all costs and expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Indemnity Agreements. The Corporation may enter into an agreement with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

ARTICLE IX

A.

As used in this Article IX, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5-percent Transaction” means any Transfer described in clause (a) or (b) of Section 9.2.

“5-percent Stockholder” means a Person or group of Persons that would be treated as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Agent” has the meaning set forth in Section 9.5.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Corporation Security” or “Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase securities of the Corporation, and (iv) any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Effective Date” means the date of filing of this Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

“Excess Securities” has the meaning given such term in Section 9.4.

“Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Paragraph NINTH is no longer necessary for the preservation of Tax Benefits or (ii) such date as the Board of Directors shall fix in accordance with Section 9.11 of this Paragraph NINTH.

“Percentage Stock Ownership” means the percentage stock ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not mean a Public Group.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Paragraph NINTH.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 9.4.

“Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or Public Group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Corporation Securities by the Corporation.

“Transferee” means any Person to whom Corporation Securities are Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

9.2 TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the Tax Benefits, from and after the Effective Date of this Paragraph NINTH any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a 5-percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder would be increased; provided, however, that any 5-percent Stockholder actually known to the Corporation as of April 30, 2009 may increase its Percentage Stock Ownership by up to five (5) percentage points.

9.3 EXCEPTIONS. The restrictions set forth in Section 9.2 shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 9.3, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Corporation Securities acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Paragraph NINTH through duly authorized officers or agents of the Corporation. Nothing in this Section 9.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

9.4 EXCESS SECURITIES.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of (i) the Corporation Securities which are the subject of the Prohibited Transfer and (ii) in the case of a Prohibited Transfer of Corporation Securities that are not Common Stock to a holder of Common Stock, the shares of Common Stock of such Purported Transferee (the “Excess Securities”). Until and unless the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 9.5 or until an approval is obtained under Section 9.3(b). After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 9.4 or Section 9.5 shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Paragraph NINTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Paragraph NINTH as a condition to registering any transfer.

9.5 TRANSFER TO AGENT. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 9.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

9.6 APPLICATION OF PROCEEDS AND PROHIBITED DISTRIBUTIONS. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, in an amount equal to the lesser of the proceeds of a sale of Excess Securities or the amount paid by the Purported Transferee for the Excess Securities which amount shall be determined at the sole discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 9.6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 9.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

9.7 LEGAL PROCEEDINGS; PROMPT ENFORCEMENT. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 9.5 (whether or not made within the time specified in Section 9.5), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 9.7 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Paragraph NINTH being void ab initio; (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand; or (c) cause any failure of the Corporation to act within the time periods set forth in Section 9.5 to constitute a waiver or loss of any right of the Corporation under this Paragraph NINTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Paragraph NINTH.

9.8 LIABILITY. To the fullest extent permitted by law, any stockholder subject to the provisions of this Paragraph NINTH who knowingly violates the provisions of this Paragraph NINTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

9.9 OBLIGATION TO PROVIDE INFORMATION. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Paragraph NINTH or the status of the Tax Benefits of the Corporation.

9.10 LEGENDS. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to the restrictions on transfer and ownership contained in this Paragraph NINTH bear the following legend:

“THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF CORPORATION SECURITIES OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE CORPORATION SECURITIES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. ANY HOLDER WHO KNOWINGLY VIOLATES THE TRANSFER RESTRICTIONS AND ANY PERSONS CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH HOLDER SHALL BE JOINTLY AND SEVERALLY LIABLE TO THE CORPORATION FOR, AND SHALL INDEMNIFY AND HOLD THE CORPORATION HARMLESS AGAINST, ANY AND ALL DAMAGES SUFFERED AS A RESULT OF SUCH VIOLATION, INCLUDING BUT NOT LIMITED TO DAMAGES RESULTING FROM A REDUCTION IN, OR ELIMINATION OF, THE CORPORATION’S ABILITY TO UTILIZE ITS TAX BENEFITS (AS DEFINED IN THE CERTIFICATE OF INCORPORATION).”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to conditions imposed by the Board of Directors under Section 9.3 of this Paragraph NINTH also bear a conspicuous legend referencing the applicable restrictions.

9.11 AUTHORITY OF BOARD OF DIRECTORS.

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Paragraph NINTH, including, without limitation, (i) the identification of 5-percent Stockholders; (ii) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer; (iii) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder; (iv) whether an instrument constitutes a Corporation Security; (v) the fair market value of the Corporation Securities acquired by and the amount due to a Purported Transferee pursuant to Section 9.6; and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Paragraph NINTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Paragraph NINTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Paragraph NINTH. In the case of an ambiguity in the application of any of the provisions of this Paragraph NINTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

9.12 RELIANCE. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, or other employees and agents in making the determinations and findings contemplated by this Paragraph NINTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any stockholder, the Corporation and the members of the Board of Directors will be entitled to rely on record stockholder lists and non-objecting beneficial ownership lists as of any date, subject to our actual knowledge of the ownership of our Corporation Securities.

9.13 BENEFITS OF THIS PARAGRAPH NINTH. Nothing in this Paragraph NINTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Paragraph NINTH. This Paragraph NINTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

9.14 SEVERABILITY. The purpose of this Paragraph NINTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Paragraph NINTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Paragraph NINTH.

9.15 WAIVER. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Paragraph NINTH, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE X

The directors of the Corporation may, by a vote of a majority of directors present at a meeting in which a quorum is present, adopt, amend or repeal any Bylaw. The stockholders of the Corporation owning 80% of the outstanding shares of Common Stock may, by a vote of stockholders present, in person or by proxy, at a meeting in which a quorum is present, adopt, amend or repeal any Bylaw. The stockholders of the Corporation may not otherwise adopt, amend or repeal any Bylaw.

This Restated Certificate of Incorporation shall be effective on and as of the date of filing this Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

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